Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2013 RESULTS

•	28% increase in third quarter diluted earnings per share to $1.69
•	Third quarter comparable store sales increase of 4.6%
•	Record high quarterly operating margin of 17.4%

Springfield, MO, October 23, 2013 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced  record revenues and earnings for its third quarter ended September  30, 2013.

3rd Quarter Financial Results

Sales for the third quarter ended September  30, 2013, increased $126 million, or 8%, to $1.73 billion from $1.60 billion for the same period one year ago.  Gross profit for the third quarter increased to $879 million (or 50.9% of sales) from $805 million (or 50.3% of sales) for the same period one year ago, representing an increase of 9%.  Selling, general and administrative expenses (“SG&A”) for the third quarter increased to $579 million (or 33.5% of sales) from $542 million (or 33.9% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the third quarter increased to $300 million (or 17.4% of sales) from $263 million (or 16.4% of sales) for the same period one year ago, representing an increase of 14%.

Net income for the third quarter ended September  30, 2013, increased $27 million, or 17%, to $186 million (or 10.8% of sales) from $159 million (or 9.9% of sales) for the same period one year ago.  Diluted earnings per common share for the third quarter increased 28% to $1.69 on 110 million shares versus $1.32 for the same period one year ago on 121 million shares.

Commenting on the Company’s third quarter results, President and CEO, Greg Henslee, stated, “We are proud to report another very profitable quarter which represents our 19th consecutive quarter of 15% or greater adjusted diluted earnings per share growth.  Our Team’s relentless dedication to providing consistent, unsurpassed levels of customer service resulted in our industry-leading comparable store sales growth of 4.6%.  We continue to focus on long-term profitable growth, and our unwavering efforts to control expenses allowed us to deliver a record quarterly operating margin of 17.4%, which is a 100 basis point improvement over the third quarter of 2012, and drove a 28% increase in diluted earnings per share to $1.69.  We remain very committed to the disciplined execution of our proven model of serving both retail and professional service provider customers, and I want to thank each of our Team Members for their hard work and commitment to our continued success.”

Year-to-Date Financial Results

Sales for the first nine months of 2013 increased $334 million, or 7%, to $5.03 billion from $4.69 billion for the same period one year ago.  Gross profit for the first nine months of 2013 increased to $2.55 billion (or 50.7% of sales) from $2.35 billion (or 50.0% of sales) for the same period one year ago, representing an increase of 9%.  SG&A for the first nine months of 2013 increased to $1.70 billion (or 33.8% of sales) from $1.59 billion (or 33.9% of sales) for the same period one year ago, representing an increase of 7%.  Operating income for the first nine months of 2013 increased to $848 million (or 16.9% of sales) from $754 million (or 16.1% of sales) for the same period one year ago, representing an increase of 12%.

Net income for the first nine months of 2013 increased $65 million, or 14%, to $518 million (or 10.3% of sales) from $453 million (or 9.6% of sales) for the same period one year ago.  Diluted earnings per common share for the first nine months of 2013 increased 29% to $4.63 on 112 million shares versus $3.60 for the same period one year ago on 126 million shares.

Mr. Henslee continued, “We are on target to open 190 net, new stores in 2013 and are very pleased with the strong results we continue to see from our new stores.  Based on our proven track record of profitable new store growth and the attractive opportunities we see in both existing and new markets, we plan to increase our new store growth in 2014 to 200 new stores.  To support our future expansion, we are excited to announce our plan to relocate our Lewiston, Maine, distribution center to a larger facility in Devens, Massachusetts, which is located in the western suburbs of Boston.  This new distribution center is currently scheduled to open in the second half of 2014 and will have the capacity to service 280 stores, allowing us to better support our existing stores in those markets and providing a foundation for our continued growth in New England.  We are on schedule to open our previously announced distribution centers in central Florida and Chicago during 2014 and we remain highly confident in our ability to sustain our trend of profitable growth by consistently providing the highest level of customer service in the industry.”

Share Repurchase Program

During the third quarter ended September  30, 2013,  the Company repurchased 1.5 million shares of its common stock at an average price per share of $120.71 for a total investment of $185 million.  During the nine months ended September 30, 2013, the Company repurchased 6.5 million shares of its common stock at an average price per share of $104.93 for a total investment of $687 million.  Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock at an average price per share of $125.74 for a total investment of $31 million.  The Company has repurchased a total of 38.9 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $80.77, for a total aggregate investment of $3.1 billion.  As of the date of this release, the Company had approximately $360 million remaining under its current share repurchase authorization.

3rd Quarter and Year-to-Date Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to Team Members and sales from the acquired VIP stores due to the significant change in the business model and lack of historical data.  Comparable store sales increased 4.6% for the third quarter ended September  30, 2013, versus 1.3% for the same period one year ago.  Comparable store sales increased 3.9% for the first nine months of 2013, versus 3.7% for the same period one year ago.

4th Quarter and Updated Full-Year 2013 Guidance

The table below outlines the Company’s guidance for selected fourth quarter and updated full-year 2013 financial data:

	For the Three Months Ending	For the Year Ending
	December 31, 2013	December 31, 2013
Comparable store sales	3% to 5%	3.5% to 4.5%
Total revenue		$6.6 billion to $6.7 billion
Gross profit as a percentage of sales		50.5% to 50.7%
Operating profit as a percentage of sales		16.2% to 16.5%
Diluted earnings per share (1)	$1.27 to $1.31	$5.91 to $5.95
Capital expenditures		$395 million to $415 million
Free cash flow (2)		$470 million to $500 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted net income, rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of financial results and estimates excluding the impact of the former CSK Auto Corporation (“CSK”) officer clawback, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes this item in judging its performance and believes this non-GAAP information is useful to investors as well.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, October 24, 2013, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (847)  585-4405; the conference call identification number is 35678714.  A replay of the call will be available on the Company’s website following the conference call.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Founded in 1957 by the O’Reilly family, the Company operated 4,135 stores in 42 states as of September  30, 2013.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2012, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2013	September 30, 2012	December 31, 2012
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$363,008	$422,705	$248,128
Accounts receivable, net	141,928	152,532	122,989
Amounts receivable from vendors	72,366	70,214	58,185
Inventory	2,364,538	2,207,454	2,276,331
Other current assets	33,933	29,945	27,315
Total current assets	2,975,773	2,882,850	2,732,948

Property and equipment, at cost	3,524,762	3,190,321	3,269,570
Less: accumulated depreciation and amortization	1,146,364	1,016,237	1,057,980
Net property and equipment	2,378,398	2,174,084	2,211,590

Notes receivable, less current portion	14,556	6,390	5,347
Goodwill	758,523	744,153	758,410
Other assets, net	39,926	41,879	40,892
Total assets	$6,167,176	$5,849,356	$5,749,187

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,075,525	$1,863,353	$1,929,112
Self-insurance reserves	57,030	56,050	54,190
Accrued payroll	61,135	56,570	60,120
Accrued benefits and withholdings	44,110	41,846	42,417
Deferred income taxes	10,968	1,279	19,472
Income taxes payable	-	11,702	5,932
Other current liabilities	190,220	164,256	161,400
Current portion of long-term debt	68	353	222
Total current liabilities	2,439,056	2,195,409	2,272,865

Long-term debt, less current portion	1,396,031	1,095,672	1,095,734
Deferred income taxes	96,549	107,987	79,544
Other liabilities	199,653	191,765	192,737

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
107,667,354 as of September 30, 2013,
116,056,105 as of September 30, 2012, and
112,963,413 as of December 31, 2012	1,077	1,161	1,130
Additional paid-in capital	1,115,710	1,088,802	1,083,910
Retained earnings	919,100	1,168,560	1,023,267
Total shareholders’ equity	2,035,887	2,258,523	2,108,307
Total liabilities and shareholders’ equity	$6,167,176	$5,849,356	$5,749,187

Note:  The balance sheet at December 31, 2012, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Sales	$1,728,025	$1,601,558	$5,028,003	$4,693,799
Cost of goods sold, including warehouse and distribution expenses	848,862	796,065	2,478,302	2,346,765
Gross profit	879,163	805,493	2,549,701	2,347,034

Selling, general and administrative expenses	578,783	542,175	1,701,976	1,592,612
Operating income	300,380	263,318	847,725	754,422

Other income (expense):
Interest expense	(13,295)	(10,451)	(36,162)	(28,722)
Interest income	514	565	1,460	1,850
Other, net	690	550	2,022	1,294
Total other expense	(12,091)	(9,336)	(32,680)	(25,578)

Income before income taxes	288,289	253,982	815,045	728,844
Provision for income taxes	101,800	94,650	297,100	275,900
Net income	$186,489	$159,332	$517,945	$452,944

Earnings per share-basic:
Earnings per share	$1.72	$1.34	$4.71	$3.67
Weighted-average common shares outstanding – basic	108,307	118,546	110,034	123,448

Earnings per share-assuming dilution:
Earnings per share	$1.69	$1.32	$4.63	$3.60
Weighted-average common shares outstanding – assuming dilution	110,193	120,539	111,885	125,670

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	September 30,
	2013	2012
Operating activities:
Net income	$517,945	$452,944
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	136,071	132,496
Amortization of debt discount and issuance costs	1,526	1,295
Excess tax benefit from stock options exercised	(25,195)	(30,138)
Deferred income taxes	8,501	18,412
Share-based compensation programs	16,485	16,576
Other	4,635	5,402
Changes in operating assets and liabilities:
Accounts receivable	(24,489)	(22,748)
Inventory	(88,206)	(221,706)
Accounts payable	146,413	584,089
Income taxes payable	18,842	68,622
Other	7,320	27,882
Net cash provided by operating activities	719,848	1,033,126

Investing activities:
Purchases of property and equipment	(299,511)	(217,341)
Proceeds from sale of property and equipment	1,101	2,600
Payments received on notes receivable	3,905	3,115
Net cash used in investing activities	(294,505)	(211,626)

Financing activities:
Proceeds from the issuance of long-term debt	299,976	298,881
Payment of debt issuance costs	(2,967)	(2,229)
Principal payments on capital leases	(207)	(742)
Repurchases of common stock	(687,162)	(1,133,518)
Excess tax benefit from stock options exercised	25,195	30,138
Net proceeds from issuance of common stock	54,702	47,123
Net cash used in financing activities	(310,463)	(760,347)

Net increase in cash and cash equivalents	114,880	61,153
Cash and cash equivalents at beginning of period	248,128	361,552
Cash and cash equivalents at end of period	$363,008	$422,705

Supplemental disclosures of cash flow information:
Income taxes paid	$271,898	$187,750
Interest paid, net of capitalized interest	44,060	35,960

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
Adjusted Debt to Adjusted EBITDAR:		September 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)		2013	2012
GAAP debt		$1,396,099	$1,096,025
Add:	Letters of credit	52,481	57,578
	Discount on senior notes	4,015	4,490
	Six-times rent expense	1,513,260	1,429,842
Non-GAAP adjusted debt		$2,965,855	$2,587,935

GAAP net income		$650,747	$575,932
Add:	Former CSK officer clawback, net of tax	-	(1,741)
Non-GAAP adjusted net income		650,747	574,191
Add:	Interest expense	47,640	38,181
	Taxes, net of impact of former CSK officer clawback	376,975	349,443
	Depreciation and amortization	180,681	175,635
	Share-based compensation expense	21,935	21,270
	Rent expense	252,210	238,307
Adjusted EBITDAR		$1,530,188	$1,397,027

Adjusted debt to adjusted EBITDAR		1.94	1.85

	September 30,
	2013	2012
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.5
Inventory turnover, net of payables (2)	10.3	6.0
Average inventory per store (in thousands) (3)	$572	$567
Accounts payable to inventory (4)	87.8%	84.4%
Return on equity (5)	31.7%	21.7%
Return on assets (6)	10.9%	10.1%

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Selected Financial Information (in thousands):
Capital expenditures	$122,934	$66,014	$299,511	$217,341
Free cash flow (7)	$157,502	$275,654	$420,337	$815,785
Depreciation and amortization	$46,389	$44,266	$136,071	$132,496
Interest expense	$13,295	$10,451	$36,162	$28,722
Lease and rental expense	$63,551	$60,640	$190,905	$179,564

Store and Team Member Information:
	For the Three Months Ended		For the Nine Months Ended		For the Twelve Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
Beginning store count	4,087	3,859	3,976	3,740	3,896	3,707
New stores opened	50	38	163	161	187	195
Stores acquired	-	-	-	-	56	-
Stores closed	(2)	(1)	(4)	(5)	(4)	(6)
Ending store count	4,135	3,896	4,135	3,896	4,135	3,896

	For the Three Months Ended		For the Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Total employment	61,296	52,834
Square footage (in thousands)	29,820	27,751
Sales per weighted-average square foot (8)	$57.88	$57.55	$223.41	$222.89
Sales per weighted-average store (in thousands) (9)	$417	$409	$1,605	$1,583

(1)

Calculated as cost of goods sold for the last 12 months divided by average inventory.  Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)

Calculated as cost of goods sold for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)

Calculated as adjusted net income for the last 12 months, adjusted to exclude the benefit related to the former CSK officer clawback in the amount of $3 million ($2 million, net of tax), divided by average total shareholders' equity.  Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)

Calculated as adjusted net income for the last 12 months, adjusted for the item discussed in footnote (5), divided by average total assets.  Average total assets are calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)	Calculated as sales less jobber sales, divided by weighted-average square foot. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.